EXHIBIT 99.1
News Release

For Immediate Release April 25, 2005	Contact: Steven E. Wilson Chief Financial Officer (304) 424-8704

United Bankshares, Inc. Announces
Increased Earnings for the First Quarter of 2005

     WASHINGTON, DC and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported diluted earnings per share of 57¢ for the first quarter of 2005, which represented an 8% increase from diluted earnings per share of 53¢ for first quarter of 2004. United generated net income of $24.8 million for the first quarter of 2005, an increase of 5% from the $23.5 million earned in the first quarter of 2004.

     First quarter of 2005 results produced an annualized return on average assets of 1.58% and an annualized return on average equity of 15.71%, as compared to 1.52% and 15.19%, respectively, for the first quarter of 2004. United’s returns compare favorably to its most recently reported peer group banking companies’ average return on assets of 1.29% and average return on equity of 14.11%.

     Earnings per diluted share from continuing operations was 57¢ for the first quarter of 2005, a 12% increase from earnings per diluted share from continuing operations of 51¢ for the first quarter of 2004. Income from continuing operations was $24.8 million for the first quarter of 2005 as compared to income from continuing operations of $22.6 million for the first quarter of 2004. No income from discontinued operations was recorded for the first quarter of 2005 because the sale of George Mason Mortgage, LLC occurred in 2004. Income from discontinued operations for the first quarter of 2004 was $897 thousand or 2¢ per diluted share.

     The earnings growth for the first quarter of 2005 from last year’s first quarter was primarily due to increased net interest income. Tax-equivalent net interest income from continuing operations for the first quarter of 2005 was $55.8 million, an increase of $3.5 million or 7% from the first quarter of 2004. This increase in tax-equivalent net interest income from continuing operations was due mainly to a $399.3 million or 7% increase in average earning assets as average loans for the first quarter of 2005 grew $394.6 million or 10% over last year’s first quarter. In addition, the average yield on earning assets for the first quarter of 2005 increased 25 basis points from the first quarter of 2004 as a result of higher interest rates. Partially offsetting these increases to net interest income for the first quarter of 2005 was a 35 basis point increase in the cost of funds from the first quarter of 2004 due to the higher interest rates. On a linked-quarter basis, United’s tax-equivalent net interest income from continuing operations for the first quarter of 2005 was relatively flat compared to the fourth quarter of 2004 as growth in average loans of $97.2 million or 2% for the quarter was offset by an increase of 19 basis points in the cost of funds. On a consolidated basis, which combines the results from continuing and discontinued operations, the net interest margin for the first quarter of 2005 of 3.85% was a decrease of 1 basis point from the consolidated net interest margin of 3.86% for the first and fourth quarters of 2004.

United Bankshares, Inc. Announces...
April 25, 2005
Page Two

     Noninterest income from continuing operations for the first quarter of 2005 was $12.9 million, which was a decrease of $644 thousand or 5% from the first quarter of 2004 due mainly to a decline in fees from deposit services of $906 thousand or 12%. Revenue from trust and brokerage services grew $188 thousand or 7% for the first quarter of 2005 over last year’s first quarter revenue. On a linked-quarter basis, noninterest income from continuing operations decreased $184 thousand or 1% from the fourth quarter of 2004 again due mainly to decreased revenue from deposit services. Income from trust and brokerage services showed a healthy growth of $310 thousand or 13% for the first quarter of 2005 over the fourth quarter of 2004.

     Noninterest expense from continuing operations decreased $883 thousand or 3% for the first quarter of 2005 as compared to the first quarter of 2004 due to decreases in several general operating expenses, none of which were individually significant. Salaries and employee benefits expense for the first quarter of 2005 was relatively flat from last year’s first quarter expense. On a linked-quarter basis, noninterest expense decreased $3.0 million or 9% which was due mainly to a penalty of $3.0 million to refinance a Federal Home Loan Bank (FHLB) advance during the fourth quarter of 2004.

     United’s credit quality continues to be sound. At March 31, 2005, nonperforming loans were $9.5 million or 0.22% of loans, net of unearned income compared to $10.8 million or 0.24% of loans, net of unearned income at December 31, 2004. Net charge-offs were $1.0 million for the first quarter of 2005 as compared to $1.3 million for the first quarter of 2004. For the quarters ended March 31, 2005 and 2004, the provision for credit losses was $1.1 million and $1.4 million, respectively. As of March 31, 2005, the allowances for loan losses and lending-related commitments totaled $51.4 million or 1.17% of loans, net of unearned income, as compared to $51.4 million or 1.16% of loans, net of unearned income at December 31, 2004.

     During the first quarter, United’s Board of Directors declared a cash dividend of 26¢ per share. The 2005 annualized first quarter dividend of 26¢ per share equals $1.04, which would represent the 32nd consecutive year of dividend increases for United shareholders.

     United Bankshares, with $6.3 billion in assets, presently has 90 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) Stock Market System under the quotation symbol “UBSI”.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31	March 31	December 31
	2005	2004	2004
EARNINGS SUMMARY:
Interest income, taxable equivalent	$82,041	$73,666	$80,163
Interest expense	26,286	21,400	24,175
Net interest income, taxable equivalent	55,755	52,266	55,988
Taxable equivalent adjustment	2,765	2,515	2,717
Net interest income	52,990	49,751	53,271
Provision for credit losses	1,111	1,357	1,328
Noninterest income	12,919	13,563	13,103
Noninterest expenses	28,741	29,624	31,712
Income taxes related to continuing operations	11,297	9,726	7,834
Income from continuing operations	24,760	22,607	25,500
Income from discontinued operations before income taxes	—	1,243	—
Income taxes related to discontinued operations	—	346	—
Income from discontinued operations	—	897	—
Net income	$24,760	$23,504	$25,500

PER COMMON SHARE:
From continuing operations:
Basic	$0.58	$0.52	$0.59
Diluted	0.57	0.51	0.58
From discontinued operations:
Basic	—	0.02	—
Diluted	—	0.02	—
Net income:
Basic	0.58	0.54	0.59
Diluted	0.57	0.53	0.58
Cash dividends	0.26	0.25	0.26
Book value	14.65	14.34	14.68
Closing market price	$33.14	$30.50	$38.15
Common shares outstanding:
Actual at period end, net of treasury shares	42,790,954	43,627,204	43,008,445
Weighted average- basic	42,900,416	43,680,837	43,111,287
Weighted average- diluted	43,418,579	44,258,584	43,742,803

FINANCIAL RATIOS:
Return on average assets	1.58%	1.52%	1.60%
Return on average shareholders’ equity	15.71%	15.19%	15.90%
Average equity to average assets	10.05%	9.98%	10.09%
Net interest margin	3.85%	3.86%	3.86%

	March 31	March 31	December 31
	2005	2004	2004
PERIOD END BALANCES:
Assets	$6,311,308	$6,441,078	$6,435,971
Earning assets	5,823,572	5,576,094	5,953,858
Loans, net of unearned income	4,391,093	4,085,741	4,418,276
Loans held for sale	4,488	765	3,981
Investment securities	1,389,152	1,462,356	1,510,442
Total deposits	4,350,439	4,057,582	4,297,563
Shareholders’ equity	626,683	625,741	631,507